                              EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN
                    FIDELITY STANDARD LIFE INSURANCE COMPANY

                                       AND

                               MITCHELL R. KATCHER
                                  ("EXECUTIVE")

EFFECTIVE 1ST FEBRUARY 1997


                              EMPLOYMENT AGREEMENT

                                      INDEX
1.  EMPLOYMENT                                          3

2.  TERM                                                3

3.  COMPENSATION.                                       4

4.  LONG TERM CAPITAL INCENTIVE COMPENSATION            4

5.  WITHHOLDING                                         4

6.  INSURANCE AND OTHER BENEFIT PLANS                   4

7.  VACATIONS                                           5

8.  BUSINESS EXPENSES                                   5

9.  INDEMNIFICATION                                     5

10. TERMINATION OF EMPLOYMENT                      5 TO 7

11. CHANGE OF CONTROL                                   7

12. RESTRICTIVE COVENANTS, CONFIDENTIALITY,
    OWNERSHIP OF PROCEEDS OF EMPLOYMENT             7 TO 8

13. MISCELLANEOUS PROVISIONS                       9 TO 11

EXHIBITS

POSITION DESCRIPTION                              EXHIBIT A

2

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of this 1st February 1997 (the "Effective Date") by and among Fidelity Standard Life Insurance Company (the "Company"), a Delaware corporation, and Mitchell R. Katcher, an individual currently residing at 119 Haviland Road, Stamford, Connecticut 06903, ("Executive").

                                 WITNESSETH THAT

WHEREAS, the Company desires to employ Executive in accordance with the terms of this Agreement and Executive desires to be so employed by the Company;

WHEREAS, the parties desire to set forth the employment understanding and terms and conditions of employment in a written agreement; and the Executive wishes to accept such employment upon the terms and subject to the conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

1. EMPLOYMENT.
1. 1 General Duties and Title

On the Effective Date the Company hereby employs Executive with the title/s designated in Exhibit A (the "Position Description") attached hereto and forming a part of this Agreement.

Executive's primary responsibilities and duties are as described in Exhibit A as amended by mutual agreement with the Company from time to time, and such other duties and responsibilities as may be reasonably assigned to Executive by the President and Chief Executive Officer or the Board of Directors of the Company (the "Board"), and Executive shall faithfully and diligently perform for the Company all such duties. The Executive shall report to and take direction primarily from the President and Chief Executive Officer and the Board. Executive agrees that in the event Executive is elected to be a member of the Board, Executive shall act in such capacity without remuneration other than the remuneration to which Executive is otherwise entitled under this Agreement.

1.2 Full-Time Position

Executive during the Term will devote Executive's best efforts, attention and skills to the business and affairs of the Company on a full-time basis, and shall devote all of Executive's business time and effort to the performance of the duties hereunder.

2. TERM.

The employment of Executive hereunder shall commence on the Effective Date and shall continue through the second anniversary of such date unless this Agreement is terminated sooner as provided in Section 10 hereof.

Unless written notice is given not less than 60 days prior to the expiry date of the term of this Agreement, or the expiry of the extended term if the term of the Agreement has been extended, this Agreement shall automatically be renewed at the end of each such term, under the same conditions of employment described herein for additional One (1) year terms with the Base Salary and other compensation terms then applicable.

3. COMPENSATION.

The Company (or an affiliate acting on behalf of the Company) will pay to Executive as compensation for services to be rendered under Section I hereof, the following amounts;

(a) Monthly Base Salary

 A base salary at the monthly equivalent rate of;

         (i) $125,000 per annum for the period commencing on the Effective Date and ending 31st December 1997; and,

         (ii) $250,000 per annum for the period commencing I st January 1998 and ending 31st March 1999. Payments of the Base Salary shall commence not later than 30 days after the date hereof, in regular and substantially equal installments in accordance with the Company's normal executive payroll practices.

(b) Short Term Incentive Bonus Payments. Executive will participate in the Company's Short Term Incentive Bonus Plan for eligible executive employees. Payments under this plan are not due until declared payable by the Board of Directors.

Participation in such Short Term Incentive Bonus Plan (the "Short Term Incentive Bonus Plan"), the rules and guidelines of which have yet to be considered for approval by the Board and have not so been considered as of the Effective Date of this Agreement, will be retrospective to the Effective Date of employment when approved for implementation. Executive will have a right, subject to the conditions of this clause, to receive as future bonus payments in a single sum payable on the due date referred to below, or as a series of payments payable after the due date together with accrued interest if any on terms to be agreed with the Company, payments equal to-such amount as Executive may become entitled under the rules of the Short Term Incentive Bonus Plan for the respective bonus periods, but not less than the following amounts;

 (i)   Due on 1st January 1998, an amount of $115,000;
 (ii)  (ii) Due on 1st April 1998, an amount of $100,000;
(iii)  (iii) Due on 1st April 1999 an amount of $100,000.

With effect from the Company's financial year commencing in 1999 any payments in respect of that period will be determined in accordance with the Short Term Incentive Bonus Plan and general compensation policies and terms then applicable.

4. LONG TERM CAPITAL INCENTIVE COMPENSATION

Executive will participate according to rules, to be developed for consideration by the Board, for a Long Term Capital Incentive Compensation Plan which the Company intends to introduce before the end of 1997, subject to the approval of the Board. Executive's rights of participation in such Long Term Capital Incentive Compensation Plan will be determined by the Board from time to time, with the initial allocation of participation rights for Executive being made not later than I st April 1998, based on a value for the Company, equal to the total effective costs of acquisition incurred by the Company's ultimate parent company.

5. WITHHOLDING

Executive agrees that the Company shall withhold from any and all payments required to be made to the Executive pursuant to this Agreement all actual or potential Federal, State, local and/or other taxes the Company determines are required or potentially will be required, to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

6. INSURANCE AND OTHER BENEFIT PLANS

Executive shall be entitled during the period of employment with the Company, to participate in (i) the life insurance and disability insurance plans available to officers of the Company, including such accidental death or other benefits as may be provided under such plan, and (ii) the health and dental and vision plans available to officers (and their immediate families) of the Company, and (iii) in such other employee benefit plans, including pension plans and 401(k) plans, that currently are or will be made generally available to executives and salaried employees of the Company.

7. VACATIONS.

Executive shall be entitled (subject to a minimum of four calendar weeks plus such additional period as is consistent with the Company's extended vacation policy for executives) to such number of weeks paid vacation as is consistent with the policy of the Company with respect to executive officers generally, and to be more fully described in a Summary of Employee Benefits to be made available to the Executive and to all employees after approval by the Board of Directors.

8. BUSINESS EXPENSES

The Company recognizes that, in connection with Executive's performance of his duties, functions and responsibilities hereunder, Executive will incur certain reasonable and necessary expenses. The Company agrees to promptly reimburse Executive for all such reasonable business expenses which are incurred solely in connection with the Company's business, upon the presentation of statements setting forth the nature and amount of such expenses in reasonable detail, in accordance with the Company's generally applicable guidelines and procedures from time to time.

9. INDEMNIFICATION

The Company has an obligation to indemnify Executive for general directors and or officers liability in the normal course of Executive's service on Company business, but shall limit the indemnification provided hereunder to the indemnification provided in accordance with the terms and conditions of the indemnification provisions of such insurance coverage as the Company has secured for this purpose. The provisions of this Section 9 shall survive the termination or expiration of Executive's employment under this Agreement irrespective of the reason for such termination, provided that nothing herein shall be construed to provide Executive with any greater coverage or coverage for any period longer than Executive would have been entitled to receive under the terms of such insurance policy referred to herein.

10. TERMINATION OF EMPLOYMENT.

10. 1. Termination by the Company for Cause.

In the event that Executive is removed from office by the Board of Directors for cause (as hereinafter defined), the employment of Executive under this Agreement shall terminate and Executive shall be entitled to receive;

(i)      the monthly Base Salary for the period to the date of such removal;
         and;
(ii) if such termination should take place before I st April 1999, a reduced Short Term Incentive Bonus Payment (determined as described herein) where the payments referred to in Clause 3(b)(i) or 3(b) (ii) or 3(b)
         (iii) above will be reduced as follows,


         (a) the respective amounts under3(b)(i) and 3(b)(ii) above taken as a combined amount, shall be reduced by one twelfth for each month of the calendar year 1997 that Executive was not or will not be full-time actively employed by the Company; and;
         (b) the amount under 3(b)(iii) above, shall be reduced by one twelfth for each month of the calendar year 1998, that Executive was not or will not be full-time actively employed by the Company.

No other or further payment of benefits under this Agreement will be due upon Termination for Cause, except as required by law, or under the Company's insurance and other employee benefit plans and procedures referred to in Sections 6 and 8.

10.2. Definition of Cause

For purposes of this Agreement, the term "cause" shall mean (i) any willful material neglect by the Executive, or material failure by Executive to perform the duties and responsibilities of the Executive's office or offices (other than any such failures resulting from Executive's incapacity due to illness or injury), or (ii) any malfeasance or gross misconduct by Executive in connection with the performance of any of the duties or responsibilities or otherwise which would, in the view of a reasonable person, be materially prejudicial to the interests of the

Company or any of its affiliates if Executive were retained in the respective office or offices, including without limitation, conviction of a felony, or
(iii) actual indictment for, or formal admission to a felony or crime of moral turpitude, dishonesty, breach of trust or unethical business conduct or any crime involving the Company, or (iv) repeated material failure to adhere to the policies and directions of the Board of Directors, or failure to devote all of Executive's business time and efforts to the business of the Company and the duties and responsibilities hereunder, and with respect to 10(2)(i) or 10(2)(ii) or 10(2)(iv) herein, there has been a failure to cure such breach or a failure to modify Executive's conduct within 30 days of receiving written notice of such breach specifying the factual reasons supporting the proposed dismissal for cause.

10.3. Termination by the Company Without Cause.

The Company expressly reserves the right to terminate the employment of Executive at any time for no reason or for any reason.

In the event that the Executive's employment is terminated under this Section, the Executive shall be entitled to receive monthly payments of the monthly Base Salary, paid pursuant to the Company's normal payroll practices, for a period that commences on the date of termination, and extends for a period of months which is equal to the number of months during which Executive has been a full-time employee of the Company, subject to a minimum period of Twelve (12) months, and a maximum period equal to; (a) Twenty Four (24) months if age 45 or older at the date of termination; or; (b) Thirty Six (36) months if age 55 or older at the date of termination. If such termination should take place before Ist April 1999, any monthly payments due under this Section during 1997 will be not less than the monthly Base Salary in 3(a) (i), and for the period commencing I st January l 998 and ending 3 1 st March 1999, any such monthly payments will not be less than the monthly Base Salary in 3(a)(ii).

In addition Executive will be entitled, if such termination should take place before I st April 1999, to receive the respective amount due under the Short Term Incentive Bonus Plan in terms of the applicable clauses 3(b)(i) or 3(b)(ii) or 3(b)(iii) above, as would otherwise become due for payment but for the termination of employment, together with any amounts which may be due to Executive for Business Expenses under Section 8 above.

In addition to the above payments, all health, dental and life insurance coverage provided to Executive under the employee benefit plans will be extended for such period as the Company is obligated to make monthly Base Salary payments to Executive in terms of this Section, unless Executive becomes covered by other employer plans. Any unvested allocations or options granted to Executive under the terms of the Long Term Capital Incentive Compensation Plan, or any unvested employer contributions attributable to Executive under any pension plan, shall be accelerated and deemed vested as of the date of termination of employment without cause.

10.4. Voluntary Termination by the Executive

If Executive, at any time during the term of this Agreement, voluntarily leaves the employ of the Company, such termination shall be treated, for purposes of this Agreement, in the same manner as a Termination For Cause, and the provisions of Section 10. 1 hereof shall apply.

10.5. Termination upon Death or Disability

If the Executive dies during the term of this Agreement, the obligations of the Company to or with respect to Executive shall terminate in their entirety except as otherwise provided under this Section 10.5.

If Executive by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to Executive for more than 180 consecutive or non-consecutive days out of any consecutive twelve month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of Executive upon written notice to Executive.

Upon the death or upon termination of employment by reason of disability, Executive (or Executive's estate or beneficiaries in the case of the death of Executive) shall be entitled to receive the following payments;

(i) payment of any monthly Base Salary up to the date of death or disability; and;
(ii)     payment of any amounts due Executive for Business Expenses under
         Section 8 above; and;
(iii) a pro-rata share (determined on a reasonable basis to be approved by the Board) up to the date of death or disability of any Short Term Incentive Bonus Plan payments that would otherwise have been paid to Executive but for the event of disability or death; and;
(iv) (iv) such benefit payments as are due to Executive or Executive's estate and or beneficiaries under the Company's Insurance And Other Benefit Plans under Section 6 above.

In addition to the above payments, any unvested allocations or options granted to Executive under the terms of the Long Term Capital Incentive Compensation Plan, or any unvested employer contributions attributable to Executive under any pension plan, shall be accelerated and deemed vested as of the date of permanent disability, or the date of death respectively.

10.6. Termination by the Executive for Special Limited Cause

In the event of a "Change of Control" as herein defined, and if during a period of twelve months following such change of control, there is, (i) a material reduction in Executive's duties and responsibilities or scope of employment as described in the Position Description, or (ii) a job relocation or permanent assignment to a location anywhere in New Jersey or outside a radius of 50 miles from the Company's place of business at that time, without the prior written consent of Executive, then Executive upon giving 30 days written notice to the Company of intention to terminate employment for cause, will be entitled (unless written notice of dispute has been given by the Company) to receive the same payments as if Executive's employment had been terminated by the Company without cause under Section 10.3 above.

11. CHANGE OF CONTROL

For the purposes of this Agreement a "change of control" of the Company or of any affiliate that is Executive's employer, shall be deemed to occur at any time that Sage Group Limited (the ultimate controlling parent of the Company) ceases to have effective control either directly, or together with an equal partner or partners or joint venture partner or partners, of the Company or of the affiliate that is the Executive's employer under this Agreement.

12. RESTRICTIVE COVENANTS; CONFIDENTIALITY; OWNERSHIP OF PROCEEDS OF EMPLOYMENT


12.1. Solicitation of Employees; Customers; Agents or Representatives etc.

Executive agrees that, during the term of employment hereunder, and for a period of two years after Executive no longer employed by the Company, or for such period (if longer than two years) during which Executive receives termination payments, Executive shall not, directly or indirectly: (a) solicit, entice, persuade or induce any individual who is then or has been within the preceding six-month period, an employee of the Company or any of its subsidiaries or affiliates, to terminate his or her employment with the Company or any of its subsidiaries or affiliates, or to become employed by or enter into contractual relations with any other individual or entity, and the Executive shall not approach any such employee for any such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity; or;
(b) except in accordance with Executive's duties hereunder, solicit, entice, persuade or induce any individual or entity which is then or has within the preceding twelve-month period been a customer, distributor or supplier, or policyowner, agent or representative of the Company or its subsidiaries or affiliates to terminate his, her or its contractual or other relationship with the Company or any of its subsidiaries or affiliates, and the Executive shall not approach any such customer, distributor, supplier, policyowner, agent or representative for such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity.

12.2. Confidential Records

In the course of employment, Executive will have access to confidential information, records, data, specifications, and other knowledge owned by the Company or its subsidiaries or affiliates. Executive agrees that at no time during or after the term of employment shall the Executive remove or cause to be removed from the premises of the Company or its subsidiaries or affiliates, any record, file, memorandum, document, equipment or like item relating to the business of the Company or its subsidiaries or affiliates except in furtherance of Executive's duties hereunder, and immediately following the termination of Executive's employment hereunder or at any other time at the request of the Board of Directors, all such records, files, memoranda, documents, equipment and like items then in the Executive's possession promptly be returned to the Company. Executive further agrees that, during and after the term of employment, Executive shall not without the written consent of the Company or a person authorized thereby, disclose to any person, other than an employee of the Company its subsidiaries or affiliates or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of duties as an executive of the Company, any confidential information obtained by Executive while in the employ of the Company with respect to any business methods, plans, policies, products and/or personnel of the Company or its subsidiaries or affiliates the disclosure, including speaking with the press, of which would, in the view of a reasonable person, be injurious or damaging to the business of the Company or its subsidiaries or affiliates, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive), or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company.

12.3. Ownership of Proceeds of Employment

Executive acknowledges that the Company shall be the sole owner of all the fruits and proceeds of the Executive's services hereunder, including without limitation all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other properties relating to the businesses of the Company, which Executive may create in connection with and during the term of employment hereunder, free and clear of any claims by the Executive of any kind of character whatsoever (other than Executive's right to compensation and benefits hereunder).

12.4.    Survival

The provisions of this Section 12 shall survive any termination or expiration of Executive's employment under this Agreement, irrespective of the reason therefor.

12.5. Enforceability; Remedies.

The parties hereto agree that a material breach by Executive of any of the provisions of Section 12 hereof will cause the Company great and irreparable injury and damage. By reason of this, Executive acknowledges that, in the event of a material breach by Executive of any of the provisions of Section 12 hereof, the Company shall be entitled, in addition and as a supplement to any other rights or remedies it may have at law, to the remedies of injunction, specific performance and other equitable relief This Section 12 shall not, however, be construed as a waiver of any of the rights which the Company may have for damages or otherwise.

13 MISCELLANEOUS PROVISIONS

13.1 Severability

Executive acknowledges and agrees that (i) Executive has had an opportunity to seek advice of counsel in connection with this agreement and (ii) the Restrictive Covenants are reasonable in temporal and geographic scope and in all other respects. If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remaining provisions hereof shall be given full force and effect without regard to the invalid portions. The Employer and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the Courts of any jurisdiction. within the geographical scope of the covenants.

13.2 Execution in Counterparts

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

13.3. Notices

Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a fax) addressed as provided below and if either (a) actually delivered at said address, or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mails, postage prepaid and registered or certified, and (c) in the case of fax, one business day shall have elapsed after dispatch.

If to the Company, to it at the following address:
c/o Sage Management Services (USA) Inc.
Suite 1402, 730 Fifth Avenue, NEW YORK NY 10019.
FAX (212) 506-7029
Attention: President and Chief Executive Officer.

with a copy to:

Robert J Kiggins
Secretary, Fidelity Standard Life Insurance Company,
c/o Mc Carthy Fingar, Donovan & Partners,
11 Martine Avenue, 12 th Floor,
WHITE PLAINS, NY 10606-0134.
FAX (914) 946-0134.

or at such other address as the Company shall have specified by written notice actually received by the addresser.

If to the Executive, to Executive at the following address:
119 Haviland Road,
STAMFORD CT 06903.
FAX (203) 321-8344

or at such other address as the Executive shall have specified by written notice actually received by the addresser.

13.4 Entire Agreement and Subsequent Amendments

This Agreement constitutes the entire agreement between the Company and Executive relating to the Executive's employment and supersedes all prior agreements and understandings of the parties hereto, whether oral or written with respect to the subject matter herein. This Agreement may be amended or altered only by the written agreement of the Company and Executive.

13.5. Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of law.

13.6. Heading

The descriptive headings of the several sections of this Agreement are inserted for the sole purpose of convenience of reference, and do not constitute part of this Agreement or in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

13.7. Binding Effect; Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of; (a) the Company and its successors and assigns; and, (b) Executive and to the benefit of the Executive's heirs, executors, administrators and legal representatives. Executive's duties and obligations hereunder are personal and shall not be assignable or delegable in any manner whatsoever. The Company may assign the obligations under this Agreement (subject to a right of recourse by Executive to the Company in the event of any default under the obligations to Executive hereunder), to an affiliate or to any intermediate parent of the Company.

13.8. Waiver

The failure of either of the parties hereto to at any time, to enforce any of the provisions of this agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this agreement or any provision hereof or the right of either of the parties hereto, to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

13.9. Warranty and Capacity to Contract

The Company and Executive hereby represent and warrant to the other that; (a) they have full power and authority to execute this Agreement, and to perform their respective obligations hereunder; (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in any breach of any agreements or other obligations to which Executive or the Company is otherwise bound; and (c) this Agreement is a valid binding obligation on the Executive and the Company.

13. 10. Arbitration

Except to the extent necessary for Executive to enforce rights under Section
13.9 above or for the Company to enforce its rights under Section 12 above, any case or controversy arising among the parties hereto under this Agreement, or the subject matter hereof, shall be settled by binding arbitration in New York City under the then prevailing rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding and the party against whom the award is rendered ("the non-prevailing party") shall be specifically instructed in any such award to pay all reasonable attorney's fees, disbursements of the prevailing party's legal counsel, arbitration costs, expenses and filing fees incurred by the prevailing party in the arbitration proceeding. The American Arbitration Association shall appoint Three (3) arbitrators to preside at the said arbitration proceeding and the arbitrators will determine in their decision and award, which is the prevailing party, which is the non-prevailing party, the amount of the fees and expenses of the prevailing party and the amount of the arbitration expenses. The arbitrators will render their award, upon the concurrence of at least Two (2) of their number, no later than Thirty (30) days after the conclusion of the arbitration proceedings. Judgment may be entered on the award of the arbitrators and may be enforced in any court of competent jurisdiction.

13.11 Remedies

All remedies hereunder are cumulative, are in addition to any other remedies provided by law and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy exclusively or to preclude the exercise of any other remedy. No failure or delay in exercising any right or remedy shall operate as a waiver thereof or modify the terms of this Agreement.

13.12 Survival

Anything contained in this Agreement to the contrary notwithstanding, the provisions of Section 5 (Withholding); and Section 12 (Restrictive Covenants etc.): and Section 13. 1 -(Severability), and the other provisions of this
Section 13 (to the extent necessary to effectuate the survival of Section 12 ) shall survive termination of this Agreement and any termination of the Executive's contract hereunder.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first written above.

BY MITCHELL R KATCHER ('Executive")


Executed at New York City on March 7, 1997.

By:  Mitchell R. Katcher

BY FIDELITY STANDARD LIFE INSURANCE COMPANY. (Company" and/or "Fidelity")


Executed at New York City on March 7, 1997.

By:  Ronald S. Scowby
President and Chief Executive Officer

EXHIBIT A

POSITION DESCRIPTION

TITLES
CHIEF FINANCIAL OFFICER AND SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF ACTUARY of

Fidelity Standard Life Insurance Company. FINANCIAL DIRECTOR (Designate) of Finplan Investments Inc.

REPORTING LINE

Reporting to the Chief Executive Officer. Accountable to the Board of Directors for Annual Valuation Report as Chief Actuary and Valuator of the life insurance subsidiary companies. It is the intention (subject to the agreement of the strategic partner/shareholder and the terms of any shareholders agreement yet to be entered into between the controlling shareholders of the Company), that the incumbent be appointed to Board of Directors after 12 months from the effective date of employment.

EMPLOYER AND TERMS OF EMPLOYMENT

As per the Employment Agreement Effective Ist February 1997

OVERVIEW OF POSITION

The incumbent will act as both the Chief Actuary and the Chief Financial Officer of Fidelity Standard Life Insurance Company, and will be expected to have a full participative role in the active promotion of the Company's marketing activities.

FUNCTIONAL RESPONSIBILITIES

Incumbent is responsible for, developing a plan of operation, and for recruiting, leading, organizing and controlling the employees involved in the following functional areas;

1.Actuarial

All actuarial aspects including new product pricing and development; preparation and monitoring of all management reports and statistics; actual to budget performances for all product pricing assumptions, including mortality and morbidity experience; persistency experience; investment performance and expense assumptions. Market intelligence and monitoring of competitor products and performance. Incumbent is required to provide annual Valuation Report to the Board of Directors.

2. Financial Reporting and Accounting and Taxation

Development of fully integrated financial and actuarial accounting records and data bases. Recommending for implementation adequate internal control procedures for proper division of duties for functions under the incumbent's control. Responsible for all financial and management and shareholder reporting. Preparation of financial forecasts and budgets and Annual Business Plan. Preparation and filing of all government and regulatory reports including prospectus materials; taxation returns; etc.

3. Treasury and Investment Control and monitoring of all bank accounts; custody accounts; investment record keeping and liaison with investment sub-advisors. Reporting of all investment transactions. Preparation and monitoring of asset and liability matching practices. Monitoring of investment performance.

4. Underwriting and Reinsurances Recommending underwriting standards and practices. Monitoring and negotiation of all reinsurance treaties in accordance with approved guidelines. Reinsurance reporting and accounting systems and controls.

5. Regulatory Reporting All regulatory reporting requirements and product filing requirements, including; NAIC; State Insurance Departments: Taxation Authorities; SEC; NASD; Financial Rating Agencies.

6. Marketing Support To provide back-up technical support to the Company's marketing and product promotion programs, including the development of sales illustration software and when required, to conduct sales and marketing seminars and presentations concerning the Company's products, and to visit the Company's major producers and distributors of product.

LIMITS OF AUTHORITY

1. Expenditure,

No expense may be incurred unless reflected in a budget previously approved by the Board, or has been specially approved in writing by the CEO. Large individual items of expenditure ( defined as amounts in excess of 1/4% of the company's total annual expense budget ) including those previously approved in a budget, require dual authorization and be subjected to a final review for necessity prior to expenditure action.

2. Investments

There is no discretionary investment authority. All investment transactions to be undertaken by outside professional advisors in accordance with pre-approved Board Investment Guidelines.

3. Personnel

May hire persons in accordance with pre approved budget and personnel guidelines and practices of the Company. Any proposed appointment or firing of a senior employee (to be defined), or of an immediate sub-ordinate reporting directly to incumbent, is required to be also approved by the CEO.

MEETINGS AND COMMITTEES

Is required to attend the following meetings;

1.       Quarterly Board of Director Meetings
2.       Quarterly Board Investment Committee Meetings
3.       Quarterly Board Audit Committee Meetings
4.       Monthly Marketing, Product Development and Operational Review Meetings
5.       All Management Investment Committee Meetings.